Exhibit 99.77(q)(e)(9)

INVESTMENT SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

OppenhEimerFunds, Inc.

INVESTMENT SUB-ADVISORY AGREEMENT, effective as of November 18, 2014, between Directed Services LLC (the “Adviser”), a limited liability company organized and existing under the laws of the State of Delaware, and OppenheimerFunds, Inc. (the “Sub-Adviser”), a corporation organized and existing under the laws of the State of Colorado.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, effective as of November 18, 2014 (the “Advisory Agreement”) with Voya Partners, Inc. (“Company”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Company is authorized to issue separate series, each of which will officer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations and intends to offer shares of additional series in the future; and

WHEREAS, the Company shareholders are and will be (1) separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “Policies”) under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies, (2) qualified pension and retirement plans outside the separate account context, (3) the Company’s investment advisers and their affiliates; and (4) the investment adviser of certain affiliated open-end management investment companies registered under the 1940 Act or any of the Adviser’s affiliates; and

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, pursuant to the authority granted to the Adviser in the Advisory Agreement, the Adviser wishes to retain the Sub-Adviser to furnish investment advisory services to one or more of the series of the Company and the Sub-Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.            Appointment. Adviser hereby appoints the Sub-Adviser as its investment Sub-Adviser to the series of the Company set forth on Schedule A hereto (each a “Portfolio” collectively, the “Portfolios”) for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

In the event the Company designates one or more Portfolio other than the Portfolios with respect to which the Company and the Adviser wish to retain the Sub-Adviser to render investment sub-advisory services hereunder, they shall promptly notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall so notify the Company and Adviser in writing, whereupon such portfolio shall become a Portfolio hereunder, and be subject to this Agreement.

2.            Duties of the Sub-Adviser.

A.      Investment Sub-Advisory Services. Subject to the supervision of the Company’s Board of Directors (the “Board”) and the Adviser, the Sub-Adviser shall act as the investment Sub-Adviser and shall supervise and direct the investments of the Portfolio in accordance with its investment objectives, policies, and restrictions as provided in the Company’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Company may impose by notice in writing to the Sub-Adviser. The Sub-Adviser (1) shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and individual securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of each Portfolio in a manner consistent with each Portfolio’s investment objective, policies, and restrictions, (2) manage each Portfolio so that it meets the income and asset diversification requirements of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), (3) manage each Portfolio so that no action or omission on the part of the Sub-Adviser shall cause a Portfolio to fail to comply with the diversification requirements of Section 817(h) of the Code, and the regulations issued thereunder, and (4) manage each Portfolio in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the “Code”. To implement its duties, the Sub-Adviser is hereby authorized to:

(i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets on       behalf of each Portfolio; and

(ii)    place orders and negotiate the commissions (if any) for the execution of transactions in securities or other        assets with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select.

B.     Sub-Adviser Undertakings. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Company’s Articles of Incorporation, Bylaws, and current Prospectus and with the written instructions and directions of the Board and the Adviser. The Sub-Adviser hereby agrees to:

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(i)       regularly (but no less frequently than quarterly) report to the Board and the Adviser (in such form as the Adviser and Sub-Adviser mutually agree) with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Board or the Adviser and agreed to by the Sub-Adviser, including attendance at Board meetings, as reasonably requested, to present such information and reports to the Board, provided however, that both parties note the Sub-Adviser does not maintain the official books and records of the Portfolio, and any information provided pursuant to this position by the Sub-Adviser will be based on information in its possession and/or model portfolios;

(ii)      provide reasonable assistance to the Company’s pricing agent or the Adviser regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available, provided, however, that the parties acknowledge that the Sub-Adviser is not the fund accounting agent for the Portfolio and is not responsible for pricing determinations or calculations and any information provided pursuant to this position by Sub-Adviser will be provided for information purposes only;

(iii)      provide any and all information, records and supporting documentation about accounts the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Company or its agent to present historical performance information concerning the Sub-Adviser’s similarly managed accounts, for inclusion in the Company’s Prospectus and any other reports and materials prepared by the Company or its agent, in accordance with regulatory requirements, noting, however, that the Sub-Adviser does not maintain composite performance information;

(iv)      establish appropriate personnel contacts with the Adviser and the Company’s Administrator in order to provide the Adviser and Administrator with information as reasonably requested by the Adviser or Administrator; and

(v)       execute account documentation, agreements, contracts and other documents as the Adviser shall be requested by brokers, dealers, counterparties and other persons to execute in connection with its management of the assets of the Portfolio, provided that the Sub-Adviser receives the express agreement and consent of the Adviser and/or the Board to execute such documentation, agreements, contracts and other documents. The Adviser’s express consent and agreement shall be deemed granted to the extent the Sub-Adviser is acting in accordance with the Company’s registration statement as may be amended from time to time. In such respect, and only for this limited purpose, the Sub-Adviser shall act as the Adviser and/or the Portfolio’s agent and attorney-in-fact.

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Notwithstanding the above, with respect to any investments, including futures contracts and options on futures contracts (“futures”), which are permitted to be made by the Sub-Adviser, the Adviser hereby authorizes and directs the Sub-Adviser to sign all required account documents required by a broker-dealer or a futures commission merchant, which will permit the Sub-Adviser to establish the trading account(s) in the name of the Portfolio at such firm and to carry out its trading strategies with respect to such investments. The Company and the Adviser each acknowledges and understands that it will be bound by any such trading accounts established by the Sub-Adviser for such trading purposes.

C.           Expenses.

(i)          The Sub-Adviser, at its expense, will furnish:

(1)         all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement;

(2)         administrative facilities, including bookkeeping, clerical personnel and equipment required for it to faithfully and fully perform its duties and obligations under this Agreement; and

(ii)         The Sub-Adviser shall not be responsible for any of the following expenses of the Company or its Portfolio:

(1)         Expenses of all audits by the Company’s independent public accountants;

(2)         Expenses of the Company’s transfer agent(s), registrar, dividend disbursing agent(s), and shareholder recordkeeping services;

(3)         Expenses of the Company’s custodial services, including recordkeeping services provided by the custodian;

(4)         Expenses of obtaining quotations for calculating the value of the Portfolio’s net assets;

(5)         Expenses of obtaining Portfolio activity reports;

(6)         Expenses of maintaining the Portfolio’s tax records;

(7)         Salaries and other compensation of any of the Company’s executive officers and employees;

(8)         Taxes, if any, levied against the Company or any of its series;

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(9)         Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Portfolio;

(10)        Costs, including the interest expenses, of borrowing money for the Portfolio;

(11)        Costs and/or fees incident to meetings of the Company’s shareholders, the preparation and mailings of prospectuses and reports of the Company to its shareholders, provided that such costs and/or fees are not incurred due to the actions of the Sub-Adviser, the filing of reports with regulatory bodies, the maintenance of the Company’s existence, and the registration of shares with federal and state securities or insurance authorities;

(12)        The Company’s legal fees, including the legal fees related to the registration and continued qualification of the Company’s shares for sale;

(13)        Costs of printing stock certificates, if any, representing Shares of the Company;

(14)        Directors’ fees and expenses of directors of the Company;

(15)        The Company’s or the Portfolio’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(16)        The Company’s association membership dues, if any;

(17)        Extraordinary expenses of the Company as may arise, including expenses incurred in connection with litigation, proceedings and other claims and the legal obligations of the Company to indemnify its directors, officers, employees, shareholders, distributors, and agents with respect thereto; and

(18)        The Company’s organizational and offering expenses and, if applicable, reimbursement (with interest) of underwriting discounts and commissions.

D.           The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Sub-Adviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board and the Adviser and described in the current Prospectus as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or their nominees, the Sub-Adviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

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Subject to the appropriate policies and procedures approved by the Adviser and the Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by Section 28(e) and the Adviser and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

E.           The Sub-Adviser will not accept directed brokerage instructions from the Adviser. Notwithstanding this provision and consistent with best execution, the Sub-Adviser shall make reasonable efforts to use brokers that participate in any commission recapture or reduction program that benefits the Portfolios.

F.           On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, and subject to the Adviser approval of the Sub-Adviser procedures, may, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

G.           With respect to the provision of services by the Sub-Adviser hereunder, the Sub-Adviser will maintain all accounts, books and records with respect to each Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules under both statutes.

H.           The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Portfolio, and does not have access to all of the Company’s books and records necessary to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing with respect to the Portfolio based upon information in its possession and upon information and written instructions received from the Adviser or the Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. The Adviser or Administrator shall promptly provide the Sub-Adviser with copies of the Company’s Articles of Incorporation, Bylaws, current Prospectus and any written policies or procedures adopted by the Board applicable to the Portfolio and any amendments or revisions thereto.

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I.           The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested unless the Adviser gives the Sub-Adviser written instructions to the contrary. If provided with such notice, the Sub-Adviser will vote proxies for the Portfolio according to the Sub-Adviser’s voting policies. The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

The Sub-Adviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Adviser and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Adviser for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Portfolios. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

J.           The Sub-Adviser hereby authorizes Adviser to use Sub-Adviser’s name and any applicable trademarks in the Company’s Prospectus, as well as in any advertisement or sales literature used by the Adviser or its agents to promote the Company and/or to provide information to shareholders of the Portfolio.

During the term of this Agreement, the Adviser shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Company or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and the Adviser shall not use any such materials if the Sub-Adviser reasonably objects within three business days (or such other time as may be mutually agreed) after receipt thereof. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with the prospectus and those materials previously approved by the Sub-Adviser.

K.          The Adviser shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

L.           The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio, whether on a relative or absolute basis.

M. The Portfolios have adopted policies to identify and prevent investors in the Portfolio from market timing the purchase and sale of the Portfolio’s shares or engaging in arbitrage activity to the material detriment of long-term investors in the Portfolios.

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N.           All necessary country registrations that are material to the operation of the Portfolios will be in place by the Sub-Adviser’s management start date so that the Sub-Adviser can invest each Portfolio’s assets consistent with the comparable Oppenheimer fund’s investments. If such registrations are not in place, the Adviser acknowledges the Sub-Adviser will allocate those portions of the Portfolio to cash.

3.          Compensation of Sub-Adviser. For the services provided to each Series, the Adviser will pay the Sub-Adviser an annual fee equal to the amount specified for such Series in Schedule A hereto, payable monthly in arrears. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. In accordance with the provisions of the Advisory Agreement, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser.

4.          Liability of Sub-Adviser. Neither the Sub-Adviser nor any of its directors, officers, employees or agents shall be liable to the Adviser or the Company for any loss or expense suffered by the Adviser or the Company resulting from its acts or omissions as Sub-Adviser to the Portfolio, except for losses or expenses to the Adviser or the Company resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s duties under this Agreement. Neither the Sub-Adviser nor any of its agents shall be liable to the Adviser or the Company for any loss or expense suffered as a consequence of any action or inaction of other service providers to the Company in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Company is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Sub-Adviser under this Agreement.

5.          Non-Exclusivity. The services of the Sub-Adviser to the Portfolios and the Company are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Company concerning transactions in securities or other assets for any investment portfolio of the Company, including the Portfolios, except that such consultations are permitted between the current and successor sub-advisers of the Portfolios in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

6.          Adviser Oversight and Cooperation with Regulators. The Adviser and Sub-Adviser shall cooperate with each other in providing records, reports and other materials to regulatory and administrative bodies having proper jurisdiction over the Company, the Adviser and the Sub-Adviser, in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which either the Sub-Adviser or Adviser reasonably believes the regulatory or administrative body does not have the authority to request or which is privileged or confidential information of the Sub-Adviser or Adviser.

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7.          Records. The Sub-Adviser hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s or the Adviser’s request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

In the event of the termination of this Agreement and the Company’s or the Adviser’s request, such records shall promptly be returned to the Company by the Sub-Adviser free from any claim or retention of rights therein; provided however, that the Sub-Adviser may, at its own expense, make and retain copies thereof.

Each party to this Agreement shall keep confidential any nonpublic information concerning the other party’s (or any Sub-Adviser’s) duties hereunder and shall disclose such information only if the non-disclosing party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

8.          Duration of Agreement. With respect to each Series identified as a Portfolio on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Portfolio this Agreement shall continue in full force and effect for two years from the effective date of this Agreement. Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) the vote of a majority of the outstanding voting shares of the Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Portfolio that is added to Schedule A hereto as a Portfolio after the date of this Agreement, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Portfolio as a Portfolio under the Agreement or (ii) the date upon which the shares of the Portfolio are first sold to the public, subject to the condition that the Company’s Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Adviser, and the shareholders of such Portfolio, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Portfolio, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Portfolio. Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) vote of a majority of the outstanding voting shares of such Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the

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Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

9.          Representations of Sub-Adviser. The Sub-Adviser represents, warrants, and agrees as follows:

A.           The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.           The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics, together with evidence of its adoption.

C.           The Sub-Adviser has provided the Adviser and the Company with a complete copy of its Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser.

10.         Provision of Certain Information by Sub-Adviser. The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

A.           the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.           the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

C.           the portfolio manager of a Portfolio changes or there is otherwise a “change in control” (as that phrase is interpreted under the 1940 Act and the Advisers Act) or management of the Sub-Adviser, provided notice is sufficient if sent by e-mail to contact person listed in Section 14.

11.         Provision of Certain Information by the Adviser. The Adviser will promptly notify the Sub-Adviser in writing of the occurrence of any of the following events:

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A.           the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.           the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

C.           a controlling stockholder of the Adviser changes or there is otherwise an actual change in control or management of the Adviser.

12.         Termination of Agreement. This Agreement may be terminated with respect to any Portfolio covered by this Agreement: (a) by the Adviser at any time, upon sixty (60) days’ written notice to the Sub-Adviser and the Company, (b) at any time without payment of any penalty by the Company, by the Company’s Board or a majority of the outstanding voting securities of each Portfolio, upon sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or (c) by the Sub-Adviser upon three (3) months’ written notice unless the Company or the Adviser requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Company or Adviser not to exceed three (3) additional months beyond the initial three-month notice period; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser and the Company, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Company, or in the event the Adviser becomes bankrupt or otherwise incapable of carrying out its obligations under this Agreement, or in the event that the Sub-Adviser does not receive compensation for its services from the Adviser or the Company as required by the terms of this Agreement.

This Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act). In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 4, 6, 7 and 15 of this Agreement shall remain in effect, as well as any applicable provision of this Section numbered 12 and, to the extent that only amounts are owed to the Sub-Adviser as compensation for services rendered while the Agreement was in effect, Section 3.

13.         Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved as required by applicable law.

14.         Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

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If to the Adviser:	Directed Services LLC
1475 Dunwoody Drive
West Chester, PA 19380
Attention: Huey P. Falgout, Jr., Chief Counsel
Telephone: (480) 477-2666
Facsimile: (480) 477-2775

If to the Sub-Adviser:	OppenheimerFunds, Inc.
Lori Taylor
Two World Financial Center
225 Liberty Street, 14th Floor
New York, NY 10281
Tel: (212) 323-5253
Fax: (212) 912-6553

With a copy to:
OFI Legal
Attn: General Counsel
At the same address

15.         Confidentiality. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation.

16.         Use of Names.

A.           It is understood that the name “Directed Services LLC” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Adviser or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Adviser and/or its affiliates, and that the Sub-Adviser has the right to use such Voya Marks only with the prior approval of the Adviser, which shall not be unreasonably withheld, and only so long as the Sub-Adviser is a sub-adviser to the Company and/or the Series. In the event that the Sub-Adviser is no longer the Sub-Adviser to the Company and/or the Series, or upon the termination of the Advisory Agreement between the Company and the Adviser without its replacement with another agreement, or the earlier request of the Adviser, the Sub-Adviser shall, as soon as is reasonably possible, discontinue all use of the Voya Marks.

B.           It is understood that the name “OppenheimerFunds, Inc.,” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Sub-Adviser or its affiliates (collectively, the “Oppenheimer Marks”) are the valuable property of the Sub-Adviser and its affiliates and that the Company and/or the Series have the right to use such Oppenheimer Marks in the names of the Series and in offering materials of the Company only with the approval, which shall not be unreasonably withheld, of the Sub-Adviser and only for so long as the Sub-Adviser is a sub-adviser to the Company and/or the Series. In the event that the Sub-Adviser is no longer the Sub-Adviser to the Company and/or the Series, or

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upon the termination of the Advisory Agreement between the Company and the Adviser without its replacement with another agreement, or the earlier request of the Sub-Adviser, the Adviser shall, as soon as is reasonably possible, discontinue all use of the Oppenheimer Marks.

17.         Miscellaneous.

A.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.           Captions. The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.           Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties concerning management of the Portfolio and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.           Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

E.           Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Directed Services LLC

By:	/s/ Todd Modic
Todd Modic
Vice President

OppenheimerFunds, Inc.

By:	/s/ Lamar Kunes
Lamar Kunes
Senior Vice President, OppenheimerFunds
Distributor, Inc.
By Delegated Authority

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Schedule A

to

INVESTMENT SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

OppenheimerFunds, Inc.

PORTFOLIOS	Annual Sub-Adviser Fee (as a percentage of average daily net assets)

VY® Oppenheimer Global Portfolio	0.30% if total assets at any month-end are less than or equal to $1 billion 0.23% if total assets at any month-end are in excess of $1 billion

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